Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Preliminary Prospectus Supplement of Sun Healthcare Group, Inc. for the registration of common stock and to the incorporation by reference therein of our report dated March 5, 2008 (except for Notes 2(n) and 8(b) as to which the date is March 4, 2010), with respect to the consolidated financial statements and schedule of Sun Healthcare Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

August 12, 2010